Exhibit 99.1

INTERNATIONAL ASSETS REPORTS THIRD QUARTER RESULTS

New York – August 16, 2004 – International Assets Holding Corporation (the “Company”; NASDAQ: IAAC) today announced net income of $434,000 for the three months ended June 30, 2004 (“Q3 2004”) compared to net income of $115,000 for the three months ended June 30, 2003 (“Q3 2003”). Earnings per share increased to $0.09 per share (diluted $0.07) in Q3 2004 from $0.03 per share (diluted $0.02) in Q3 2003. The improvement over Q3 2003 is a result of the expansion and diversification of the Company’s wholesale trading activities.

Total revenue for Q3 2004 increased by 82% to $4,627,000 versus $2,547,000 in Q3 2003. The growth in revenue was due to a substantial increase in the Company’s international equity market-making activities and growing revenues from commodity/foreign exchange trading (which began in July 2003). Non-interest expenses increased by 50% over the same period ($3,505,000 in Q3 2004 vs. $2,342,000 in Q3 2003) which was directly attributable to the expansion of the Company’s business and increased variable costs accompanying the increase in the Company’s revenues. Interest expense increased to $306,000 for Q3 2004 versus $14,000 in Q3 2003, due to the interest charge and debt issuance costs relating to the convertible notes. Income before income taxes for Q3 2004 increased by 329% to $817,000 compared to $191,000 for Q3 2003. The Company’s effective income tax rate was approximately 47% for Q3 2004 compared with 40% for Q3 2003. During Q3 2004, the Company increased its expected tax provision rate based on its revised estimates and apportionment of its multi-jurisdiction income sources.

Revenues and earnings for Q3 2004 were adversely affected by difficult market conditions in the international equity and debt markets during this period. These market conditions resulted in lower trading volumes and lower spreads for the securities traded in these markets. Due to these conditions, the Company’s total revenues and net income in Q3 2004 were 27% and 51% less than Q2 2004. The adverse effect of these conditions was partially offset by improved revenues from the Company’s other activities and by the Company’s relatively high level of variable expenses, which dropped proportionally as a result of the decline in revenues.

For the nine months ended June 30, 2004 (“YTD 2004”) the Company reported net income of $2,089,000 compared to $242,000 for the nine months ended June 30, 2003 (“YTD 2003”), an increase of 763%. Earnings per share for YTD 2004 increased to $0.44 per share ($0.37 diluted) compared to a $0.07 per share ($0.07 diluted) for YTD 2003. Total revenues for YTD 2004 increased by 164% to $16,325,000 versus $6,191,000 for YTD 2003. Total non-interest expenses for YTD 2004 increased by 111% to $12,190,000 from $5,765,000 for YTD 2003 and interest expense increased to $464,000 for YTD 2004 from $15,000 for YTD 2003.

During Q3 2004, the Company acquired a 50.1% interest in a newly formed asset management joint venture, INTL Consilium, LLC. INTL Consilium will provide investment advice to institutional and sophisticated investors with an absolute return focus in the emerging market sector. On July 1, 2004, INTL Consilium commenced operations with $53 million in assets under management.

On July 9, 2004, the Company acquired a specialist foreign exchange trading business based in London. This acquisition is expected to significantly expand the Company’s foreign exchange revenues.

Sean O’Connor, CEO stated, “We continue to make significant progress in our efforts to build a diversified financial services firm focusing on niche markets. At various stages of development, we are now represented in most of our targeted product and geographic areas. Although we are currently bearing the full cost of these expansion efforts, including interest on our convertible debt issue, we believe that the full benefits should be evident in future quarters.”